Exhibit 99.1

GreenLine Holding Company and Subsidiaries

Consolidated Financial Statements
Years Ended December 25, 2011 and
December 26, 2010

GreenLine Holding Company and Subsidiaries

Consolidated Financial Statements
Years Ended December 25, 2011 and December 26, 2010

GreenLine Holding Company and Subsidiaries
Contents

Independent Auditors’ Report	3

Consolidated Financial Statements

Balance Sheets as of December 25, 2011 and December 26, 2010	5-6

Statements of Operations for the Years Ended December 25, 2011 and December 26, 2010	7

Statements of Changes in Shareholders’ Equity for the Years Ended December 25, 2011 and December 26, 2010	8

Statements of Cash Flows for the Years Ended December 25, 2011 and December 26, 2010	9

Notes to Financial Statements	10-25

Independent Auditors’ Report

To the Board of Directors
GreenLine Holding Company and Subsidiaries

We have audited the accompanying consolidated balance sheets of GreenLine Holding Company and subsidiaries (the “Company”) as of December 25, 2011 and December 26, 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 25, 2011 and December 26, 2010, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13, the Company was sold on April 23, 2012.

[Missing Graphic Reference]
Certified Public Accountants

April 23, 2012

Consolidated Financial Statements

GreenLine Holding Company and Subsidiaries
Consolidated Balance Sheets

	December 25, 2011	December 26, 2010

Assets

Current Assets
Cash	$-	$1,868,286
Accounts receivable, net of allowance for doubtful accounts of $189,349 and $219,447	8,694,036	8,197,104
Inventories	1,386,098	1,743,672
Prepaid expenses and other current assets	163,549	239,273
Income taxes receivable	38,170	38,561
Deferred income taxes	-	162,190

Total Current Assets	10,281,853	12,249,086

Property, Plant and Equipment, Net	13,700,262	14,706,687

Other Assets
Goodwill	18,544,844	18,784,489
Trade name	12,065,143	12,065,143
Other intangible assets, net	14,820,442	17,704,237
Deferred financing costs, net	483,100	807,268
Deferred income taxes	-	601,168
Long-term receivable - related party	-	2,200,629
Miscellaneous	111,547	135,988

Total Other Assets	46,025,076	52,298,922

Total Assets	$70,007,191	$79,254,695

See accompanying notes to consolidated financial statements.

GreenLine Holding Company and Subsidiaries
Consolidated Balance Sheets

	December 25, 2011	December 26, 2010

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$6,439,495	$7,735,107
Accrued interest	1,249,423	1,019,360
Accrued compensation and employee benefits	872,076	1,074,324
Other current liabilities	2,010,873	2,091,917
Current portion of long-term debt	8,930,640	4,192,320
Current portion of capital lease obligations	6,639	58,037

Total Current Liabilities	19,509,146	16,171,065

Long-Term Liabilities
Debt, less current portion	36,284,619	42,880,272
Capital lease obligations, less current portion	-	6,640
Put warrants	167,997	167,997
Deferred income taxes	3,841,319	-
Other long-term liabilities	875,085	925,109

Total Long-Term Liabilities	41,169,020	43,980,018

Total Liabilities	60,678,166	60,151,083

Shareholders’ Equity
Common stock, $.01 par value; 300,000 shares authorized, 34,652 and 34,590 shares issued and outstanding	346	346
Additional paid-in capital	27,748,992	27,728,429
Accumulated deficit	(18,420,313)	(8,625,163)

Total Shareholders’ Equity	9,329,025	19,103,612

Total Liabilities and Shareholders’ Equity	$70,007,191	$79,254,695

See accompanying notes to consolidated financial statements.

GreenLine Holding Company and Subsidiaries
Consolidated Statements of Operations

Year ended	December 25, 2011	December 26, 2010

Net Sales	$93,464,141	$87,150,756

Cost of Goods Sold
Materials	52,961,417	49,615,434
Direct labor	11,063,697	10,711,048
Overhead	14,781,788	13,531,668

Total Cost of Goods Sold	78,806,902	73,858,150

Gross Profit	14,657,239	13,292,606

Sales, General, and Administrative Expenses
Sales and marketing expenses	2,959,384	3,136,775
General and administrative expenses	4,828,838	8,765,643
Provision for uncollectible long-term receivable – related party	2,419,272	-
Amortization of intangible assets	2,884,176	2,861,809
Management fees	250,000	500,000

Total Sales, General, and Administrative Expenses	13,341,670	15,264,227

Operating Income (Loss)	1,315,569	(1,971,621)

Other Expenses
Interest expense	(6,129,600)	(5,937,861)

Total Other Expenses	(6,129,600)	(5,937,861)

Loss Before Income Taxes	(4,814,031)	(7,909,482)

Income Tax Expense	(4,981,119)	(159,713)

Net Loss	$(9,795,150)	$(8,069,195)

See accompanying notes to consolidated financial statements.

GreenLine Holding Company and Subsidiaries
Consolidated Statements of Changes in Shareholders' Equity

	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit	Total

Balance, December 27, 2009	$307	$24,260,785	$(555,968)	$23,705,124

Additional stock issuance	39	3,499,961	-	3,500,000

Net loss	-	-	(8,069,195)	(8,069,195)

Stock-based compensation, net of forfeitures	-	(32,317)	-	(32,317)

Balance, December 26, 2010	346	27,728,429	(8,625,163)	19,103,612

Additional stock issuance	-	57,004	-	57,004

Net loss	-	-	(9,795,150)	(9,795,150)

Stock-based compensation, net of forfeitures	-	(36,441)	-	(36,441)

Balance, December 25, 2011	$346	$27,748,992	$(18,420,313)	$9,329,025

See accompanying notes to consolidated financial statements.

GreenLine Holding Company and Subsidiaries
Consolidated Statements of Cash Flows

Year ended	December 25, 2011	December 26, 2010

Operating Activities
Net loss	$(9,795,150)	$(8,069,195)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	1,921,331	1,788,620
Loss on disposal of assets	162,583	933,216
Amortization of deferred financing costs	324,167	412,532
Amortization of intangible assets	2,884,176	2,861,809
Amortization of debt discount	22,453	22,412
Stock-based compensation, net of forfeitures	(36,441	(32,317)
Deferred interest on subordinated debt	2,181,933	2,037,227
Decrease in fair value of interest rate collar	-	(81,597)
Deferred income taxes	4,604,677	(102,902)
Provision for uncollectible long-term receivable – related party	2,419,272	351,449
Changes in operating assets and liabilities
Accounts receivable	(496,932)	1,807,418
Inventories	357,574	(437,754)
Income taxes receivable	391	-
Prepaid expenses and other current assets	75,724	153,119
Other assets	263,705	247,274
Accounts payable and accrued expenses	(1,850,868)	1,234,707

Net cash provided by operating activities	3,038,595	3,126,018

Investing Activities
Purchases of property and equipment	(1,078,181)	(715,141)
Proceeds from sale of property and equipment	692	1,900

Net cash used in investing activities	(1,077,489)	(713,241)

Financing Activities
Proceeds from issuance of common stock	57,004	3,500,000
Net change in credit facility	336,502	(1,539,400)
Proceeds from long-term debt	-	2,500,000
Payments on long-term debt	(4,164,861)	(4,950,000)
Repayment of capital lease obligations	(58,037)	(55,091)

Net cash used in financing activities	(3,829,392)	(544,491)

Net (Decrease) Increase in Cash	(1,868,286)	1,868,286
Cash, beginning of year	1,868,286	-

Cash, end of year	$-	$1,868,286

Supplemental Disclosures of Cash Flows Information
Cash paid for interest	$3,941,113	$3,989,997
Cash paid for income taxes	18,168	22,976

Noncash Investing and Financing Activities
Capital expenditures in accounts payable	$43,633	$90,991

See accompanying notes to consolidated financial statements.

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

1.           Description of Business

Description of Business

GreenLine Holding Company (“Holding”), its wholly owned subsidiary, GreenLine Foods, Inc. (“GreenLine”), and GreenLine’s wholly owned subsidiaries, GreenLine Logistics, Inc. (“Logistics”) and GreenLine South Carolina Properties, LLC (“South Carolina”), (collectively, the “Company”) process and distribute fresh trimmed green beans and other produce items to food wholesalers, distributors, and retailers throughout the United States.

2.           Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Holding and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Fiscal Year

The Company uses a 52/53 week fiscal year so that comparable year-over-year periods contain the same number of days to ensure consistent comparisons. The Company’s year-end is the last Sunday in December each year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

The Company’s inventories consist of raw materials, supplies and finished goods. Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold Improvements are amortized over the shorter of the economic life of the asset or the life of the lease. The useful lives of Buildings and Improvements range from 15 to 40 years. The useful lives of vehicles, furniture, fixtures, and equipment range from 3 to 10 years. Additions and major replacements are capitalized while expenditures for maintenance and repairs are expensed when incurred. Cost and accumulated depreciation accounts are relieved for dispositions with resulting gains or losses reflected in income.

The Company assesses the potential impairment of its property, plant and equipment upon occurrence of triggering events indicative of potential impairment by determining whether the carrying value of the property, plant and equipment can be recovered through projected undiscounted cash flows from future operations over the property, plant, and equipment’s remaining estimated useful life. Any impairment recognized is the amount by which the carrying amount exceeds the fair value of the assets.

Goodwill and Intangible Assets

Goodwill and identifiable intangible assets that have indefinite useful lives (trade name) are not amortized. Instead, such assets are tested for impairment at least annually. Impairment of the trade name is determined by comparing its carrying value to its estimated fair value using the relief from royalty method. A two-step impairment test is used for goodwill. The Company’s annual impairment test is performed as of September 30.

The costs of all other intangible assets (customer relationships and developed technology) are amortized over their useful lives using accelerated methods. The Company assesses the recoverability of its amortizable intangible assets upon occurrence of triggering events indicative of potential impairment by determining whether carrying values can be recovered through projected undiscounted cash flows from future operations over the remaining useful lives of the intangible assets. Any impairment recognized is the amount by which the carrying amount exceeds the fair value of the assets.

Debt Issuance Costs

The cost of obtaining financing is amortized using the effective interest method over the terms of the respective debt obligations. Amortization of debt issuance costs is included in interest expense.

Put Warrants

The Company has recorded a liability for the estimated fair value of the detachable put warrants issued in conjunction with its senior subordinated notes and is recognizing changes in the estimated fair value in earnings. The fair value of the put warrants was estimated by management of the Company based on valuation models as well as historical earnings trends (See Note 8).

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

Revenue Recognition, Accounts Receivable and Allowances for Returns and Doubtful Accounts

Revenues are recorded when the product is delivered to the customer, title has transferred, and collectability is assumed. The Company provides an allowance for doubtful accounts based upon past loss experience and known and inherent risks in the accounts.

Advertising Costs

Advertising costs are charged to operations when incurred.

Shipping and Freight Costs

Shipping and freight costs related to transporting materials to production facilities and distributing goods to the customer are charged to cost of goods sold. The price charged to customers includes shipping and freight. Other shipping and freight expenses are charged to operating expenses.

Business Concentrations

The Company had sales to two customers that accounted for approximately 22% of net sales for the year ended December 25, 2011 and 20% of net sales for the year ended December 26, 2010. Accounts receivable from these customers approximated 18% of total accounts receivable at both December 25, 2011 and December 26, 2010.

Income Taxes

The Company accounts for income taxes using an asset and liability approach. Deferred taxes are the result of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities and tax credit carryforwards. Deferred taxes are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some or all of a deferred tax asset will not be realized. Income tax benefits generated from the amortization of the amount of goodwill recognized for income tax purposes in excess of the amount recorded for financial reporting purposes are credited against goodwill in the accompanying consolidated balance sheets.

The Company adopted provisions included in ASC Subtopic 740-10 on January 1, 2009.  The Company recorded unrecognized tax benefits of $227,000 and $113,000 at December 25, 2011 and December 26, 2010, respectively.  The Company’s policy is to recognize interest and penalties as a component of the provision for income taxes.  The Company recorded $18,000 of penalties and interest at December 25, 2011.  The Company’s tax returns have not been audited by any federal and state tax authorities.  For years before 2008, the Company is no longer subject to U.S. federal or state income tax examinations.

Stock-Based Compensation

Holding has an employee stock-based compensation plan which is more fully described in Note 10. The Company measures compensation expense under the plan based on the estimated fair values of the awards on the grant dates and amortizes the expense over the options’ vesting periods.

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

Interest Rate Collars

In December 2006, the Company entered into two interest rate collar agreements (“Interest Rate Collars”) to limit the Company’s interest rate exposure, in accordance with a requirement in the Senior Debt Agreement. The first agreement expired in 2010 and provided that the Company received or paid interest, based on a notional amount of $8,000,000 through December 31, 2009 (fiscal 2010), when 3 month LIBOR exceeded the strike rate of 5.50% or was less than the strike rate of 4.35%. The second agreement expired in fiscal year 2009. The change in fair value of the interest rate collars reflected in interest expense for the year ended December 26, 2010 was $(81,597).

Contingencies

The Company is party to various claims and litigation arising in the normal course of business. Based upon information that is currently available, management of the Company believes, after consultation with legal counsel, that the results of such claims and litigation will not have a material adverse effect on the financial position or results of operations of the Company.

Reclassification

Certain amounts were reclassified to conform with current year presentation.

3.           Debt

Debt consists of the following:

	December 25, 2011	December 26, 2010

Senior Debt
Revolver	$336,502	$-
Term Loan A	-	3,942,320
Term Loan B	20,962,385	21,234,926
Earnout loan	2,216,254	2,366,254
TRC loan	3,425,972	2,859,845
Subordinated notes, net of unamortized original issue Discount	18,274,146	16,669,247

Total Debt	45,215,259	47,072,592

Less current maturities	(8,930,640)	(4,192,320)

Long-Term Debt	$36,284,619	$42,880,272

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

In September 2006, the Company entered into a $42.8 million senior credit facility (“Senior Debt Agreement”) with a financial institution to finance the acquisition of the Company and to provide funds for working capital needs. The Senior Debt Agreement includes a revolving credit facility (“Revolver”), a $16.4 million term loan (“Term Loan A”), another $16.4 million term loan (“Term Loan B”), and another term loan with a maximum of $4 million (“Earnout Loan”).

The credit agreement was amended in November 2007 to increase Term Loan B by $6.75 million to provide funding for the purchase of the assets of Green Glen Produce, Inc. and the purchase of the existing building housing the Company’s Ohio operations.

The Revolver provides a maximum of $6,000,000 of revolving credit through June 21, 2012, subject to maintenance of adequate levels of accounts receivable and inventories per a borrowing base formula. At December 25, 2011, outstanding borrowings on the Revolver were $336,502 and as of December 26, 2010 outstanding borrowings on the Revolver were $-0-. Maximum available borrowings per the borrowing base formula were $5,513,498 and $5,850,000 at December 25, 2011 and December 26, 2010, respectively.

Term Loan A required quarterly principal payments of $500,000 commencing December 31, 2006 through September 30, 2007. The quarterly payment increased to $750,000 for the period December 31, 2007 through September 30, 2009. Term Loan A required principal payments of $1,000,000 for the period December 31, 2009 through September 30, 2010, and $1,100,000 for the period December 31, 2010 through June 30, 2011. As of September 21, 2011, Term Loan A was paid off in full. Term Loan B requires quarterly principal payments of $25,000 commencing December 31, 2006 through September 30, 2011. The quarterly payment will increase to $1,987,500 on December 31, 2011 through June 30, 2013. The Senior Debt Agreement also requires additional mandatory principal prepayments on Term Loan A and Term Loan B equal to 50% to 75% of annual Excess Cash Flow, as defined, commencing in 2007.

Mandatory principal prepayments on Term Loan A and Term Loan B are also required from the proceeds of certain asset sales or equity issuances.

The Earnout loan requires quarterly principal payments of $37,500 commencing September 30, 2007 through March 20, 2012. The quarterly payment will increase to $281,250 on June 20, 2012 through June 30, 2013, with the remaining balance payable in full on September 21, 2013.

Interest on all borrowings under the Senior Debt Agreement is at either the Base Rate (the greater of the prime rate or 0.5% in excess of the Federal Funds Effective Rate) or LIBOR as elected by the Company, plus a premium. Subsequent to June 30, 2007, the premium is based upon the Company’s Consolidated Leverage Ratio, as defined. The premium for Revolver and Term Loan A borrowings subsequent to the date of the receipt of the financial statements for the fiscal quarter ending June 30, 2007 until April 24, 2008 ranged from 1.25% to 2.00% above the Base Rate or 2.75% to 3.50% above LIBOR. The premium for Term Loan B borrowings ranged from 1.75% to 2.50% above the Base Rate or 3.25% to 4.00% above LIBOR.

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

The Third Amendment to the Senior Debt Agreement, dated April 25, 2008, amended the premium on all senior debt. Pursuant to the amendment, the premium was 2.50% and 4.00% for Base Rate based and LIBOR based Revolver and Term A borrowings, respectively, for the period from April 25, 2008 through the date of the receipt of the financial statements for the fiscal quarter ending June 30, 2008. The premium on Term Loan B borrowings was 3.00% and 4.50% for Base Rate based and LIBOR based borrowings, respectively, for the period from April 25, 2008 through the date of the receipt of the financial statements for the fiscal quarter ending June 30, 2008. The premium for Revolver and Term Loan A borrowings subsequent to the date of the receipt of the financial statements for the fiscal quarter ending June 30, 2008 ranged from 1.25% to 2.50% above the Base Rate or 2.75% to 4.00% above LIBOR. The premium for Term Loan B borrowing ranged from 1.75% to 3.00% above the Base Rate or 3.25% to 4.50% above LIBOR.

On December 31, 2008, the Company entered into the Fourth Amendment to the Senior Debt Agreement (the “Fourth Amendment”). The Fourth Amendment modified certain reporting requirements and increased the premium over LIBOR to 5.25% for both the Revolver and the Term Loans. It also reduced the Maximum Revolving Amount to $2.5 million.

On March 27, 2009, the Company entered into the Fifth Amendment to the Senior Debt Agreement (the “Fifth Amendment”). The Fifth Amendment modified certain financial covenants and increased the premium over LIBOR to 6.00% for both the Revolver and the Term Loans. In addition, the Company entered into a Capital Call Agreement with certain of its shareholders and the Bank whereby its shareholders will contribute up to $3.6 million in the event of a Triggering Event as defined by the Capital Call Agreement.

On July 21, 2010, the Company entered into the Sixth Amendment to the Senior Debt Agreement (the “Sixth Amendment”). The Sixth Amendment redefined the Company’s borrowing base, EBITDA, and excess cash flow, and new financial covenants were instituted. The Sixth Amendment also called for an advance from the majority owner, which included 18% PIK interest. Finally, the majority owner was required to make a capital contribution of $1 million which was immediately used to pay down term loans.

On September 21, 2011, the Company entered into the Seventh Amendment to the Senior Debt Agreement (the “Seventh Amendment”). The Seventh Amendment extended the maturity of the Revolver to March 21, 2012, amended certain financial covenants and modified certain provisions of the Credit and Security Agreement.

On March 21, 2012, the Company entered into the Eighth Amendment to the Senior Debt Agreement (the “Eighth Amendment”). The Eighth Amendment extended the maturity of the Revolving Loans to June 21, 2012, amended certain financial covenants and modified certain provisions of the Credit and Security Agreement.

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

The majority owner, Riverside Capital Appreciation Fund, L.P., also provided an absolute, irrevocable and unconditional guaranty of the full and prompt payment of the Revolver up to an aggregate amount not to exceed $6 million related to the Credit and Security Agreement. As part of this guaranty, interest accrues daily at 15% of the Guaranteed Maximum Amount, and is payable upon maturity of (a) the Revolving Credit Commitment and (b) the Maximum Guaranteed Amount (as defined in the Guaranty Agreement). The Guarantee Fee shall accrue until the Guaranteed Obligations have been paid in full and the Guaranty Agreement has been terminated and shall be due and payable in full on the earliest to occur of (i) the last schedule maturity date of the Loans, (ii) the acceleration of any of the Secured Debt, (iii) the initiation of foreclosure proceedings by the Agent or any Lender against any Collateral, (iv) the acceleration of an Indebtedness evidenced by the Subordinated Debt Documents, (v) the occurrence of an Event of Default as described in Section 8.13 of the Credit Agreement and (vi) the occurrence of any Liquidity Event (as defined in the Management Agreement). Accrued Interest at December 25, 2011 was $240,000.

The effective interest rate for Senior Debt Agreement borrowings at December 25, 2011 and December 26, 2010 was 8.25% and 8.00%, respectively. The Senior Debt Agreement provides for a monthly commitment fee of 0.50% of an amount based on the average daily balance of the unused portion of the Revolver commitment.

The Senior Debt Agreement is secured by substantially all assets of the Company and requires, among other things, maintenance by the Company of minimum levels of cash flow coverage, leverage to EBITDA ratios and limits capital expenditures. As of December 25, 2011 and December 26, 2010, financial covenants have been met.

In September 2006, the Company also issued four Subordinated Notes in the amount of $12.5 million, due March 20, 2014, to finance the acquisition of the Company. The Subordinated Notes contain an annual interest rate of 14%, which is payable quarterly, except that the Company may elect to defer payment of up to 2 percentage points of the interest which is then included as principal. The Company elected to defer payment of interest of $352,816 and $323,330 for the years ended December 25, 2011 and December 26, 2010, respectively. As a result, the Company is accruing an additional 3.75 percent on these Subordinated Notes.

The Subordinated Notes are subordinated to borrowings under the Senior Debt Agreement. Subject to restrictions in the Senior Debt Agreement, the Subordinated Notes may be redeemed at any time, in whole or in part for the accreted principal amount outstanding plus accrued interest plus a premium as described in the Subordinated Note Agreement. The Subordinated Notes also require compliance with certain minimum levels of EBITDA, cash flow coverage and leverage ratios. As of December 25, 2011, financial covenants have been met.

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

In connection with the issuance of the Subordinated Notes, Holding issued four currently exercisable warrants to acquire 0.6% of the outstanding common shares of Holding on a fully diluted basis at a price of $0.01 per share. The warrants have an expiration date of September 21, 2016. The fair value of the warrants of $167,997 at the date of issuance was based upon the fair value of Holding’s common shares at the Date of Inception of Operations. The difference between the stated principal amount of the Subordinated Notes $12,500,000 and their carrying value of $12,332,003 at the Date of Inception of Operations represents an original issue discount that is amortized over the term of the Subordinated Notes. The unamortized original issue discount at December 25, 2011 and December 26, 2010 is $50,023 and $72,476, respectively. Amortization of original issue discount for the years ended December 25, 2011 and December 26, 2010 is $22,453 and $22,412, respectively, and is reflected in interest expense.

Future maturities on all debt at December 25, 2011 are as follows:

Year ending December

2012	$8,930,640
2013	14,591,139
2014	21,743,503

Total Future Maturities	45,265,282

Less unamortized original issue discount	(50,023)

Total Debt	$45,215,259

4.           Inventories

Inventories consist of:

	December 25, 2011	December 26, 2010

Raw materials	$280,059	$372,726
Finished goods	439,351	907,665
Supplies	666,688	463,281

Total	$1,386,098	$1,743,672

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

5.           Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 25, 2011	December 26, 2010

Machinery and equipment	$9,431,014	$9,023,527
Buildings and improvements	8,736,981	8,777,641
Land	1,049,935	1,049,935
Computer equipment	1,573,898	1,102,673
Leasehold improvements	701,871	701,871
Vehicles	22,170	22,170
Furniture and fixtures	178,893	178,594
Construction in process (estimated cost to complete of approximately $31,345)	57,699	112,093

Total	21,752,461	20,968,504

Less accumulated depreciation and amortization	(8,052,199)	(6,261,817)

Property, Plant and Equipment, Net	$13,700,262	$14,706,687

Depreciation and amortization expense for the years ended December 25, 2011 and December 26, 2010 is $1,921,331 and $1,788,620, respectively.

6.           Intangible Assets

Intangible assets subject to amortization consist of the following at:

December 25, 2011	Gross Carrying Amount	Accumulated Amortization	Net

Customer relationships	$22,500,857	$(7,680,415)	$14,820,442
Developed technology	6,186,857	(6,186,857)	-

Total	$28,687,714	$(13,867,272)	$14,820,442

December 26, 2010	Gross Carrying Amount	Accumulated Amortization	Net

Customer relationships	$22,500,857	$(6,149,655)	$16,351,202
Developed technology	6,186,857	(4,833,822)	1,353,035

Total	$28,687,714	$(10,983,477)	$17,704,237

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

Amortization expense was $2,884,176 and $2,861,809 for the years ended December 25, 2011 and December 26, 2010, respectively. Customer relationships are being amortized over a useful life of 20 years. Developed technology was amortized over a useful life of 5.25 years. An accelerated method is used for calculating amortization that reflects the pattern in which economic benefits of the intangible assets are consumed by the Company. The ratio of the value of the assets that is amortized during any given period was developed based on the undiscounted cash flows included in the valuation models originally used to determine the intangible assets.

The total carrying value of identifiable intangible assets not subject to amortization consisted of the Company’s trade name and goodwill in the aggregate amount of $30,609,987 and $30,849,632 at December 25, 2011 and December 26, 2010, respectively. The Company performed its annual impairment test of its intangible assets that have indefinite lives (goodwill and trade name) as of September 30, 2011 and determined that no impairment exists.

The changes in the carrying amount of goodwill during the years ended December 25, 2011 and December 26, 2010, were as follows:

	December 25, 2011	December 26, 2010

Goodwill, beginning of year	$18,784,489)	$19,024,128
Tax benefits generated from amortization of excess tax goodwill (see Note 2 and 7)	(239,645)	(239,639)

Goodwill, end of year	$18,544,844	$18,784,489

Information regarding the amortization expense of amortizable intangible assets is detailed below:

Year ending December

2012	$1,516,789
2013	1,488,854
2014	1,452,189
2015	1,406,358
2016	1,349,615
Thereafter	7,606,637

$14,820,442

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

7.           Income Taxes

The income tax expense for the years ended December 25, 2011 and December 26, 2010, is as follows:

Year ended	December 25, 2011	December 26, 2010

Current taxes	$23,210	$(89,044)
Valuation allowance	5,689,111	3,053,558
Deferred taxes (excluding benefit applied to reduce goodwill)	(731,202)	(2,804,801)

Total	$4,981,119	$159,713

The income tax expense differs from the statutory rate due primarily to the impact of the valuation allowance and non-deductible meals and entertainment expenses.

The components of deferred income tax assets and liabilities are as follows:

	December 25, 2011	December 26, 2010

Deferred Tax Assets - Current
Sales, returns, and allowances	$73,846	$75,423
Accrued expenses	664,161	86,767
Valuation allowance	(738,007)	-

Deferred Tax Assets - Current	$-	$162,190

Deferred Tax Assets (Liabilities) - Noncurrent
Property, plant and equipment	(1,073,544)	(1,126,317)
Goodwill and other intangible assets	(2,364,346)	(1,871,113)
Net operating loss carryforward	6,957,421	6,079,624
Provision for uncollectible long-term receivable	943,515	-
Stock-based compensation	77,511	43,314
Deferred rent	360,793	529,218

	4,901,350	3,654,726

Valuation Allowance	(8,742,669)	(3,053,558)

Deferred Tax Assets (Liabilities) - Noncurrent	$(3,841,319)	601,168

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment.  The Company has identified indefinite-lived intangible assets for which it has recorded a deferred tax liability.   The deferred tax liability for the indefinite-lived intangible assets were not included in management’s analysis of projected future income as the reversal of the liability is uncertain.  Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences and carryforwards.  As such, the Company has recognized a valuation allowance of $9,480,677 and $3,053,558 at December 25, 2011 and December 26, 2010, respectively.  The valuation allowance is recorded against the net deferred tax assets of the Company, which does not include the deferred tax liability for the indefinite-lived intangible assets.

The Company has available, at December 25, 2011, an operating loss carryforward of approximately $18.9 million for federal tax purposes, which may be applied against future taxable income and which begins to expire in 2022. The Company has a net operating loss carryforward as of December 26, 2011 of approximately $7 million for state purposes, which begins to expire in 2014 and may be applied against future taxable income in the state jurisdiction.

8.           Fair Value of Financial Instruments

ASC 820 established a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”). The hierarchy level assigned to financial instruments recorded at fair value is based on the Company’s assessment of the transparency and reliability of the inputs used in the valuation of such instrument at the measurement date. The three hierarchy levels are defined as follows:

Level 1 - Valuations based on unadjusted quoted market prices in active markets for identical securities.
Level 2 - Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.
Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement, and involve management judgment.

If the inputs used to measure fair value fall in different levels of the fair value hierarchy, the hierarchy level is based upon the lowest level of input that is significant to the fair value measurement.

Financial instruments consist primarily of investments in cash and cash equivalents, receivables and certain other assets, as well as obligations under accounts payable and long-term debt. The carrying values of these financial instruments approximate their fair value due to their short-term nature or variable interest rates.

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

As discussed in Note 3, the Company has outstanding warrants. The fair value of these warrants are $167,997 and are considered to be Level 3 measurements. There were no significant changes in the value of the warrants during the period.

9.           Lease Agreements

Capital Leases

The Company leases certain food processing equipment and a forklift under capital leases. The equipment under the capital leases had a net book value of $62,671 and $102,950 at December 25, 2011 and December 26, 2010, respectively, which was composed of a capitalized cost of $280,128 less accumulated amortization of $217,457 through December 25, 2011 and $177,178 through December 26, 2010.

Future minimum lease payments under the capital leases at December 25, 2011, were as follows:

Year ending

2012	$6,724

Total Minimum Payments	6,724

Less amount representing imputed interest	(85)

Present value of net minimum lease payments	6,639

Long-Term Obligation	$-

Operating Leases

The Company leases certain facilities and vehicles under various non-cancelable operating leases expiring through 2015. Total expense under operating leases and other month-to-month rentals is $2,707,580 and $2,701,884 for the years ended December 25, 2011 and December 26, 2010, respectively.

Minimum future rental payments under non-cancelable operating leases at December 25, 2011 are as follows:

Year ending December

2012	$933,517
2013	561,478
2014	324,064
2015	20,736

Total	$1,839,795

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

10.           Common Stock and Options

Common Stock

Authorized common stock of Holding consists of 300,000 shares of common stock, par value $0.01 per share, of which 34,652 shares were issued and outstanding at December 25, 2011 and 34,590 were outstanding at December 26, 2010.

The Company’s Shareholders Agreement restricts the sale or transfer of common stock to certain parties. If a management shareholder terminates his or her employment with the Company, Holding has certain call rights with respect to the common stock owned by the shareholder.

Options

The Company’s Non-qualified Stock Option Plan, which is shareholder-approved, permits the grant of stock options to the Company’s employees for up to 4,200 shares of stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant. The options are exercisable within ten years of the date of grant, but only to the extent they have vested. The options generally vest upon certain dates specified in the option agreements or achievement of certain equity targets upon a change in the control of the Company, subject to continued employment with the Company. Once the options are exercised, the shares are subject to transfer restrictions under the terms of the Company’s Shareholders Agreement.

As of December 25, 2011, there were 2,200 options reserved for future grants. Any shares issued in connection with the exercise of stock options are expected to be newly issued shares.

During the years ended December 25, 2011 and December 26, 2010, the weighted average grant date fair value of each option granted was as follows:

	2011	2010

Time Vest Options	$122/Option	$344 and $278/Option

Performance Vest Options
Tier I	$20/Option	$131/Option
Tier II	$8/Option	$90/Option
Tier III	$2/Option	$43/Option

Non-cash stock option compensation (benefit) expense recognized in the accompanying statements of operations for the years ended December 25, 2011 and December 26, 2010 was $(36,441) and $(32,317). The benefit recorded resulted from the impact of stock options forfeited during the year. The total compensation cost related to non-vested awards for time vest options not yet recognized was $15,472 as of December 25, 2011. This cost is expected to be recognized over weighted average period of 39 months.

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

The fair value of each option award is estimated on the date of grant using a Monte Carlo Simulation valuation model that uses the assumptions noted in the table below. The expected volatility is based on the historical volatility of the share values of publicly traded companies within the fresh produce industry as a surrogate for the expected volatility of the Company’s common stock. A zero dividend yield is assumed in the stock option fair value computations because of the restrictions contained in the Company’s credit facility concerning dividends. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding until a change in the control of the Company. The forfeiture rate is an estimate applied to recognize expense only for those options expected to vest. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The following is a summary of our assumptions:

	2011	2010

Expected volatility	45.0%	57.0%
Expected dividends	None	None
Risk-free rate	.81%	.81%
Forfeiture rate	0%	0%

A summary of option activity under the plan for the year ended December 25, 2011 is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term

Time Vest Options
Outstanding, December 26, 2010	2,356	$918	-
Granted during the year	66	1,000	-
Exercised	-	-	-
Forfeited or expired	(1,825)	(907)	-

Outstanding, December 25, 2011	597	$959	6.6 years

Exercisable, December 25, 2011	350	$1,000	6.6 years

Exercisable, December 26, 2010	243	$1,019	9.0 years

Performance Vest Options
Outstanding, December 26, 2010	1,579	$954	-
Granted during the year	199	1,000	-
Exercised	-	-	-
Forfeited or expired	(375)	(1,000)	-

Outstanding, December 25, 2011	1,403	$948	7.2 years

Exercisable, December 25, 2011 and December 26, 2010	-	$-	-

GreenLine Holding Company and Subsidiaries
Notes to Consolidated Financial Statements

11.           Employee Benefit Plans

The Company maintains a 401(k) plan for eligible employees who have met certain service and age requirements. Employer contributions to the plan are up to a maximum amount equal to 3% of the participant’s compensation. At the end of the year, the Company may make an additional discretionary contribution on behalf of all eligible employees within a job classification. Total expense, including the employer’s match under the plan, is $214,835 and $182,847 for the years ended December 25, 2011 and December 26, 2010, respectively.

12.           Related Party Transactions

In September 2006, the Company entered into a management agreement with Riverside Partners, L.L.C., an entity affiliated with Riverside, providing an annual management fee of $500,000, plus expenses. Upon entering into the Seventh Amendment to the Senior Debt Agreement, dated September 21, 2011, the Company was not required to accrue management fees required by the management agreement with Riverside Partners, L.L.C.

For both the years ended December 25, 2011 and December 26, 2010, the Company paid rent in the amount of $50,400 relating to a property leased from related parties. The property is owned by certain shareholders of the Company.

For the years ended December 25, 2011 and December 26, 2010, the Company purchased $1,251,030 and $1,367,338 of beans, respectively, from a related party, Rettig Farms, Inc. The owner of Rettig Farms, Inc. is related to a shareholder and officer of the Company. At December 25, 2011 and December 26, 2010, there were no outstanding payables to Rettig Farms, Inc.

For the years ended December 25, 2011 and December 26, 2010 the Company provided transportation services to HerbThyme Farms, Inc. in the amount of $204,016 and $438,671, respectively. The Company also paid for rent of shared property to HerbThyme Farms, Inc. in the amount of $126,783 and $65,607 for the years ended December 25, 2011 and December 26, 2010. HerbThyme Farms, Inc. has the same majority owners as the Company.

Rental income from HerbThyme Farms was $50,802 and $67,401 for the years ended December 25, 2011 and December 26, 2010, respectively. At December 26, 2010, the Company had a long-term receivable from HerbThyme Farms totaling $2,200,629. This receivable is being charged interest at 14%. In 2011, the Company provided a provision for the balance of $2,419,272. Management intends to continue to pursue collection efforts.

Upon entering into the Seventh Amendment to the Senior Debt Agreement, dated September 21, 2011, the Company was not required to accrue management fees required by the management agreement with Riverside Partners, L.L.C.

13.           Subsequent Events

Management has evaluated subsequent events through April 23, 2012, the date the financial statements were available for issuance.  On April 23, 2012, the Company was sold to an unrelated party in a stock purchase agreement for approximately $63 million, subject to certain adjustments and earn-out provisions.  In connection with the sale, the existing debt was repaid.